UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 13, 2021, the following FAQ document was provided by EQT Corporation to Alta Resources, LLC (“Alta”) for distribution to Alta’s employees:

Frequently Asked Questions

As the largest producer of natural gas in the United States, it is incumbent upon EQT to be a leader in the industry. Over the past 18 months, we have been on a journey to realize the full potential of EQT to become the operator of choice for all stakeholders. With that in mind, EQT is making tremendous strides toward becoming the best producer by creating long-term value for all of our stakeholders, including employees, landowners, communities, industry partners, and investors.

We put together these questions to anticipate what may be on your mind as we work through this process together.

Life at EQT

1.	How many Alta employees will EQT be retaining?

We recognize the strength of the Alta team and the value that they created in Appalachia. At this time, we are working hard to plan for the integration of the Alta business into EQT. As you are likely aware, the transaction remains subject to various closing conditions, including regulatory approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. As such, at this time and through the time that these closing conditions are satisfied and the closing of the transaction occurs, we remain and will continue to operate as two independent businesses. That said, various integration planning activities will commence over the coming days and weeks. From an employee perspective, we will begin our integration planning efforts by initially focusing on assessing our potential needs for operations and support roles associated with the new assets to be acquired by EQT at the closing of the pending transaction.

2.	What will happen to Alta employees that do not receive an EQT assignment?

As noted above, we are at an early stage of our integration planning activities, which will include assessing future roles for Alta employees following the closing. Alta employees who are ultimately not retained by EQT following the closing will be eligible for severance based on the terms of the pending transaction.

3.	What benefits does EQT offer to its employees?

We believe that EQT embodies a unique culture that our employees value. We also offer a competitive package of benefits. An overview of EQT’s benefits can be found here: https://www.eqt.com/careers/life-at-eqt/

4.	What is EQT’s approach to company vehicles?

EQT participates in a vehicle leasing program. Upon closing of the acquisition, which remains subject to regulatory and other closing conditions, EQT’s vehicle policy would apply. Under this policy, employees in roles requiring a vehicle will have access to a vehicle at all times (although this may not be the same vehicle that the employee currently utilizes).

Consideration Process

5.	How will Alta employees be reviewed?

In roles/functions where we ultimately determine that we will retain every Alta employee, there will be no review or interview process. For other roles, it is possible that we will review resumes and conduct interviews to help us with our assessment of our future resource needs as part of our integration planning.

6.	How will we know which roles fall into which of the above-mentioned categories?

As we proceed with our integration planning, we will communicate as openly as is permissible by law while the transaction remains subject to regulatory approval.

Questions Regarding Alta Benefits

7.	What will happen to my Alta PTO/vacation time?

It will be honored for the remainder of 2021 for retained employees. In January 2022 retained employees would move onto EQT’s vacation program.

8.	What will happen to my benefits / insurance if I join EQT as an employee?

You will transition to EQT’s health and welfare benefit plans following the transaction closing.

9.	What will happen to money contributed to my Alta HSA account prior to closing the transaction?

Any money contributed to your existing HSA account by you and Alta remains your money.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources Development, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.